EXHIBIT A

JOINT FILING AGREEMENT

Each of the undersigned hereby consents and agrees to the joint filing of this Schedule 13D, including any amendments thereto, relating to the common shares, par value $0.001 per share, of Rocky Mountain Chocolate Factory, Inc.

Date: January 2, 2026

ARM-D ROCKY MOUNTAIN CHOCOLATE HOLDINGS LLC

By:	/s/ Gloria Eugenia Pérez-Jácome Friscione
	Name:	Gloria Eugenia Pérez-Jácome Friscione
	Title:	Managing Member
GLORIA EUGENIA PÉREZ-JÁCOME FRISCIONE

By:	/s/ Gloria Eugenia Pérez-Jácome Friscione
	Name:	Gloria Eugenia Pérez-Jácome Friscione